EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Equity Incentive Compensation Plan of SM Energy Company of our reports dated February 19, 2014, with respect to the consolidated financial statements of SM Energy Company as of December 31, 2013 and for the year then ended and the effectiveness of internal control over financial reporting of SM Energy Company as of December 31, 2013, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

March 4, 2014